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                                                         EXHIBIT 1.A.(5)(b)(1)


[LOGO]                            MONARCH LIFE
                                  INSURANCE COMPANY

                                  Springfield, Massachusetts

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POLICY AMENDMENT RIDER

This rider provides for an increase in the Variable Insurance Amount calculated under the basic policy.

The Variable Insurance Amount determined according to the provision on page eight of the basic policy will be increased to reflect the VIA Adjustment.

We figure the VIA Adjustment on a policy anniversary as follows:
(1)      We find the total investment base immediately before the anniversary.
(2) We determine the adjustment factor on the anniversary from the table below, based on the premium class shown in Policy
         Schedule A.
(3)      We multiply (1) and (2).
(4) We determine the amount of paid up insurance purchased by (3) using the net single premium shown in Policy Schedule C based on your age at the anniversary.

We add the VIA Adjustment to the change in Variable Insurance Amount otherwise determined on the anniversary.



                                      Adjustment Factor for
                          ------------------------------------------
  Policy                  Standard
Anniversary                Medical        Non-Smoker       Preferred
-----------               --------        ----------       ---------

1 through 10              .000               .002              .003
11 through 20             .002               .003              .004
21 through 30             .003               .004              .004
31 and later              .004               .004              .004

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                    /s/ F.R. KIMBALL                    /s/ B.T. JONES
                    -------------------                 -----------------
                        F.R. Kimball                        B.T. Jones
                        Secretary                           President